Execution Copy
Exhibit 4.32
Translation

Exclusive Technical Service Agreement
by and between
Shanghai Huopu Cloud Computing Terminal Technology Co., Ltd.
and
The9 Computer Technology Consulting (Shanghai) Co., Ltd.

December 13, 2010

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Exclusive Technical Service Agreement
This Exclusive Technical Service Agreement (hereinafter this “Agreement”) is entered into between the following Parties on December 13, 2010:
1.	Shanghai Huopu Cloud Computing Terminal Technology Co., Ltd. (hereinafter “Party A”)
Registered address:
Legal representative:
2.	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (hereinafter “Party B”)
Registered address: Room 103, Building 3, No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai
Legal representative: Wang Yong
(In this Agreement, Party A and Party B are referred to collectively as the “Parties” and individually as a “Party”.)
RECITAL
WHEREAS, Party A is a company with limited liability incorporated and legally existing in Shanghai, the PRC, which is primarily engaged in online game development, technical support and other related services.
WHEREAS, Party B is a wholly foreign-owned enterprise incorporated and legally existing in Shanghai, the PRC, and it scope of business is as follows: development and production of computer software, hardware and external equipment, sale of self-produced products, provision of related technical consulting and technical service, provision of consulting service relating to corporate management, and provision of investment consulting service.
WHEREAS, Party A is in need of any technical services provided by Party B with respect to Party A’s Business (defined as below), and Party B agrees to provide such services to Party A.
THEREFORE, the Parties have reached the following agreement upon friendly consultations:
Article 1 Definition
1.1	Unless otherwise required herein or except as otherwise construed in the context, the following terms in this Agreement shall be interpreted to have the following meanings:
“Party A’s Business” shall mean all business activities being operated and developed by Party A and those operated and developed by it at any time during the term hereof, including but not limited to the business of online game development, technical support and other related services by Party A.

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“Service” shall mean any service provided by Party B to Party A in connection with Party A’s Business on an exclusive basis within the business scope of Party B, including but not limited to:
(1)	granting a license to Party A to use any software necessary for Party A’s Business, in which Party B has a legal right;

(2)	providing Party A with a comprehensive operation plan and solution for information technology/operation and management that is necessary for Party A’s Business;

(3)	being responsible for the day-to-day management, maintenance and updating of hardware equipment and data room/software resources and client resources;

(4)	being responsible for the development, maintenance and updating of application software that is necessary for Party A’s Business;

(5)	providing training for the relevant business personnel of Party A;

(6)	assisting Party A in conducting technical information collection/ related industry investigation and research;

(7)
providing consulting service relating to marketing and management of assets (including without limitation, tangible assets and intangible assets, such as trademarks, technologies, goodwill and public relation);

(8)	providing consulting service relating to personnel management and internal administrative management;

(9)	providing consulting services, and other business and operation in relation thereto;

(10)	providing any other relevant services required by Party A from time to time.
“Annual Business Plan” shall mean the business development plan and budget report of Party A for the next calendar year as prepared by Party A before November 30 of each year in accordance with this Agreement with the assistance of Party B.
“Service Fees” shall mean all fees that shall be paid by Party A to Party B under Article 3 hereof for any Service provided by Party B.
“Equipment” shall mean any and all equipment owned or purchased from time to time by Party B, which is used for the purpose of providing the Service.
“Business Related Technologies” shall mean any and all software and technologies developed by Party A in connection with Party A’s Business on the basis of the Service provided by Party B hereunder.
“Customer Information” shall have the meaning ascribed to it in Article 6.1 hereof.
“Confidential Information” shall have the meaning ascribed to it in Article 6.2 hereof.
“Defaulting Party” shall have the meaning ascribed to it in Article 11.1 hereof.
“Default” shall have the meaning ascribed to it in Article 11.1 hereof.
“Party’s Rights” shall have the meaning ascribed to it in Article 13.5 hereof.

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1.2	Any reference to any laws and regulations (hereinafter the “Laws”) herein shall be deemed:
(1)	to include the references to the amendments, changes, supplements and reenactments of such Laws, irrespective of whether they take effect before or after the formation of this Agreement; and

(2)	to include the references to other decisions, notices and regulations enacted in accordance therewith or effective as a result thereof.
1.3	Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.
Article 2 Service
2.1
During the term hereof, Party B shall provide the Service to Party A with due care and diligence based on the demand of Party A’s Business and according to the specific requirements of Party A from time to time.

2.2	For the purpose of providing good Service, Party B shall grant to Party A the right to use any hardware Equipment for computers and networks that is necessary for Party A’s Business.

2.3
Party B shall be equipped with all Equipment and personnel that are reasonably necessary for the provision of the Service, and shall purchase and acquire new Equipment and employ additional personnel based on the Annual Business Plan and according to the reasonable requirements of Party A so as to satisfy the needs of Party B for the provision of good Service to Party A in accordance with this Agreement.

2.4	For the purpose of providing the Service hereunder, Party B shall communicate and exchange with Party A all information relating to Party A’s Business.

2.5
Notwithstanding any other provisions herein, Party B shall have the right to designate any third party to provide any or all of the Services hereunder or perform any obligations of Party B hereunder on its behalf. Party A hereby agrees that Party B shall have the right to transfer to any third party all of its rights and obligations hereunder.

Article 3 Fees
3.1	In respect of the Service provided by Party B hereunder, Party A shall pay the Service Fees to Party B in the manner set forth below:
3.1.1
the performance Service Fee that is equivalent to 90% of the remaining amount of the Service income of Party A for the year in which such income is generated after deducting the costs of Party A’s Business as agreed upon by the Parties; and

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3.1.2	the Service Fee, as separately agreed by the Parties, for the provision of any specific technical Service and consulting Service by Party B from time to time upon request by Party A.

3.1.3
the Parties agree that the period for exemption of the performance Service Fee shall be from January 1, 2011 to December 31, 2013, during which Party B shall exempt Party A from the payment of any performance Service Fee incurred under Article 3.1.1 above as its support for the new business development of Party A.

3.1.4
at the end of each year, the Parties shall calculate and confirm the actual amount of the Service Fees required to be settled according to the payment requirements described above. In the event of any change of the above due to the change of actual business situation, a written contract shall be signed by the Parties in respect thereof.

3.2	Party B may require Party A to make compensation in respect of any depreciation on the Equipment actually provided by Party B to Party A for use according to the actual situation.

3.3	The Parties agree to pay the Service Fees pursuant to the following requirements:
3.3.1
Unless otherwise exempted by Party B, Party A shall pay the fixed Service Fee to Party B on monthly basis according to the payment notice issued by Party B to Party A. Party A shall pay the fixed Service Fee under Article 3.1.1 hereof to Party B prior to the tenth (10th) business day of each month;

3.3.2
Unless otherwise exempted by Party B, Party A shall pay the performance Service Fee annually according to the payment notice issued by Party B to Party A. After the close of each fiscal year of Party A, Party A and Party B shall calculate and verify the performance Service Fee actually payable by Party A based on the total income before taxation of Party A for the preceding year as confirmed in the audit report issued by an accounting firm registered in China as agreed by the Parties. Party A shall, within fifteen (15) business days after the issue of the audit report, pay the corresponding performance Service Fee to Party B. Party A undertakes to Party B that it will provide all necessary information and assistance to the above accounting firm, and will procure such accounting firm to complete and issue to the Parties the audit report for the preceding year within thirty (30) business days after the close of each calendar year.

3.3.3	The payment method of the Service Fee under Article 3.1.3 hereof shall be determined separately by the Parties.
3.4
Party A shall pay all the Service Fees as scheduled to the bank account designated by Party B pursuant to the requirement of this Article. Party B shall notify Party A in writing of any change of its bank account within seven (7) business days prior to such change.

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3.5
The Parties agree that any payment of the above Service Fees shall, in principle, not result in operating difficulty of any Party in the year when such payment is made. For the above purpose and to the extent of realizing the above principle, Party B may agree to postpone any payment of the Service Fees by Party A, or upon mutual consultation, adjust the payment ratio and/or specific amount of the Service Fees payable by Party A to Party B under Article 3.1 hereof in writing.

3.6	The Service Fees that shall be paid by Party A to Party B under Article 3.1.3 shall be determined separately by the Parties according to the nature of the Service and workload.
Article 4 Obligations of Party A
4.1
The Service provided by Party B hereunder shall be exclusive. During the term of this Agreement and without the prior written consent of Party B, Party A shall not sign any agreement with any other third parties, nor accept, in any other form, other Services provided to it by such third parties that are identical or similar to the Service of Party B.

4.2
Party A shall, before November 30 of each year, provide Party B with the Annual Business Plan for next year that has been confirmed by Party A so that Party B can prepare Service plans in respect thereof and increase any software, Equipment, personnel and technical service capacity required by it. Where Party A requires Party B to increase additional Equipment or personnel on an ad hoc basis, it shall negotiate with Party B at least fifteen (15) days prior to such increase so as to reach a unanimous agreement between the Parties.

4.3	To facilitate the provision of the Service by Party B, Party A shall provide Party B with the relevant information required by it in a timely manner according to the requirements of Party B.

4.4	Party A shall pay the Service Fees in full to Party B as scheduled in accordance with Article 3 hereof.

4.5	Party A shall maintain its good reputation, actively expand its business and strive for the optimization of its interest.

4.6
During the term hereof, Party A agrees to cooperate with Party B and its parent companies (including direct or indirect) to conduct an audit on connected transactions and all other audits, and to provide Party B, its parent companies or any auditor entrusted by them with the information and materials relating to the operation of Party A, its business, clients, finance and employees. Party A also grants its consent to the disclosure of such information and materials by the parent companies of Party B for the satisfaction of any regulatory requirements of the countries on which their securities are listed.

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Article 5 Intellectual Property
5.1
Any intellectual property originally owned by Party B or obtained during the term hereof, including the intellectual property of work products created during the provision of the Service shall be the property of Party B.

5.2
As the development of Party A’s Business is premised on the Service provided by Party B hereunder, Party A agrees to make the following arrangements in respect of the Business Related Technologies developed by Party A on the basis of such Service:

(1)
if the Business Related Technologies are further developed by Party A due to the entrustment of Party B, or jointly developed by Party A and Party B, their ownership and the right to apply for patent in relation thereto shall belong to Party B.

(2)
if the Business Related Technologies are further developed solely by Party A, their ownership shall belong to Party A, provided that (A) Party A shall inform Party B of the details of such technologies in a timely manner and provide Party B with the relevant information required by it; (B) if Party A intends to license or transfer such technologies, it shall first transfer such technologies or grant an exclusive license in respect thereof to Party B subject to the mandatory requirements of the Laws of the PRC. Party B may use such technologies within the specific scope of transfer or authorization (but Party B shall have the right to decide whether to accept the transfer or license); Party A shall only transfer the ownership of such technologies or grant a license in respect thereof to any third party on the conditions not favorable than those offered to Party B (including but not limited to the transfer price or license fee) when Party B gives up the pre-emptive right in respect of the ownership of such technology or an exclusive license to use the same, and shall guarantee that such third parties will fully comply and perform the obligations of Party A hereunder; (C) save for the circumstances described in (B) above, Party B shall have the right to request for the purchase of such technologies during the term hereof; Party A shall give its consent to such purchase request made by Party B subject to the mandatory requirements of the Laws of the PRC, and the purchase price shall be the lowest price permitted by the Laws of the PRC then in force.

5.3	If Party B is licensed to use the Business Related Technologies exclusively pursuant to paragraph (2) of Article 5.2 hereof, such license shall be made according to the following requirements:
(1)	the term of the license shall not be less than five (5) years (from the effective date of the relevant license agreement);

(2)	the scope of the license shall be set at the greatest possible extent;

(3)	during the term of the license and within scope thereof, no Party (including Party A) other than Party B shall in any way use or license others to use such technologies;

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(4)
without violating the conditions set forth in paragraph (3) of Article 5.3, Party A shall have right to decide in its sole discretion to grant further licenses to other third parties in respect of such technologies;

(5)
upon expiry of the license, Party B shall have the right to request for the renewal of the license agreement, and Party A shall give its consent in respect thereof. The terms of the license agreement shall remain unchanged, except for those changes agreed by Party B.

5.4
Notwithstanding paragraph (2) of Article 5.2 above, all applications for patent with respect to any Business Related Technologies set forth in such paragraph shall be made according to the following requirements:

(1)	if Party A intends to apply for patent with respect to any Business Related Technologies set forth in such paragraph, it shall obtain the prior written consent from Party B.

(2)
Party A shall only apply for patent on its own or transfer such right to application to any third party when Party B gives up to purchase such right to application for the Business Related Technologies. To the extent that Party A transfers the right to application for patent as described above, Party A shall guarantee that such third party will fully comply and perform the obligations of Party A hereunder; the conditions on which Party A transfers the right to application for patent to a third party (including but not limited to the transfer price) shall not be favorable than those offered to Party B under paragraph (3) of this Article 5.4 hereof.

(3)
during the term hereof, Party B may at any time require Party A to make an application for patent with respect to such Business Related Technologies, and decide on its own whether to purchase the right to application in respect of such patent application. Upon request by Party B, Party A shall transfer such right to application for patent to Party B subject to the mandatory requirements of the Laws of the PRC, and the transfer price shall be the lowest price permitted by the Laws of the PRC then in force; Party B shall make patent applications after obtaining the right to application for patent with respect to the Business Related Technologies. On obtaining the patent, Party B shall become the legitimate owner of such patent.

5.5
Each of the Parties warrant to the other Party that it will indemnify the other Party against any and all economic losses suffered by the other Party due to its infringement of others’ intellectual property right (including copyright, trademark, patent right and proprietary technologies).

Article 6 Obligation of Confidentiality
6.1
During the term hereof, all Customer Information relating to Party A’s Business and the Service provided by Party B, as well as other relevant materials (hereinafter the “Customer Information”) shall be jointly owned by the Parties.

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6.2
Regardless of whether this Agreement has terminated or not, the Parties shall keep in strict confidence all the trade secrets, proprietary information and customer information and all other information of a confidential nature about the other Parties known by them during the execution and performance of this Agreement (hereinafter collectively the “Confidential Information”). Unless a prior written consent is obtained from the Party disclosing the Confidential Information or unless it is required to be disclosed to third parties according to the relevant laws and regulations or the requirement of the country on which any affiliate of a Party is listed, the Party receiving the Confidential Information shall not disclose to any third party any Confidential Information. The receiving Party shall not use or indirectly use any Confidential Information other than for the purpose of performing this Agreement.

6.3	The following information shall not deemed as the Confidential Information:
(a)	any information that has been legally known by receiving Party before as evidenced by written documents;

(b)	any information entering the public domain not attributable to the fault of the receiving Party; or

(c)	any information lawfully acquired by the receiving Party through other sources after its receipt of such information.
6.4
The receiving Party may disclose the Confidential information to its relevant employees, agents or professionals retained by it. However, the receiving Party shall ensure that the aforesaid personnel shall comply with the relevant terms and conditions of this Agreement and be responsible for any liability incurred in connection with any breach by such personnel of the relevant terms and conditions hereof.

6.5	Notwithstanding any other provisions herein, the effect of this Article shall not be affected by the termination of this Agreement.
Article 7 Representations and Warranties by Party A
Party A hereby represents and warrants to Party B as follows:
7.1
It is a company with limited liability duly incorporated and legally existing under the Laws of the PRC with an independent legal person status, has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to lawsuit.

7.2
It has full corporate power and authority to execute and deliver this Agreement and all the other documents to be signed by it in relation to the transaction referred to herein, and has the full power and authority to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable against it in accordance with its terms.

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7.3	It has the complete business licenses necessary for its operation as of the effective date hereof and adequate rights and qualifications to operate Party A’s Business being conducted by it in China.

7.4
It shall, within fifteen (15) business days after the close of each quarter, provide Party B with the financial statements of the quarter to which they relate and a budget for next quarter, and shall, within thirty (30) business days after the close of each year, provide Party B with the financial statement of the year to which they relate and a budget for next year.

7.5
It shall notify Party B promptly of any circumstance that has or may have a material adverse effect on Party A’s Business and its operation, and shall use its best effort to prevent the occurrence of such circumstance and/or increase of losses.

7.6	Without the written consent of Party B, Party A shall not in any way dispose of any asset that is of significance to Party A, nor change the existing shareholding structure of Party A.

7.7
Once Party B makes a written request, Party A shall use all its trade receivables and/or all other assets that are legally owned and may be disposed of by it at that time in the manner permitted by the Laws then in effect as the guarantee for the performance of its payment obligation under Article 3 hereof.

7.8
It shall indemnify and hold Party B harmless against all losses suffered or likely to be suffered by it due to the provision of the Service by Party B, including without limitation, any loss resulting from any litigation, demand, arbitration or claim by any third party against it or from administrative investigation or penalty by government authorities, provided, however, that no indemnification is available for any losses caused by a willful default or gross negligence of Party B.

Article 8 Representations and Warranties by Party B
Party B hereby represents and warrants to Party A as follows:
8.1
It is a company with limited liability duly incorporated and legally existing under the Laws of the PRC with an independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a party to lawsuit.

8.2
It has full corporate power and authority to execute and deliver this Agreement and all the other documents to be signed by it in relation to the transaction referred to herein, and has the full power and authority to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable against it in accordance with its terms.

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Article 9 Term of Agreement
9.1
This Agreement shall be formed from the date on which it is duly signed by the Parties. This Agreement shall, once formed, have retrospective effect up to January 1, 2011. Unless otherwise expressly agreed herein or the Parties agree in writing to terminate this Agreement, this Agreement shall have a term of twenty (20) years.

9.2
The Parties shall, within three months prior to the expiry of their respective business terms, complete all formalities in relation to the approval and registration for the extension of their business terms so that the term of this Agreement can be continued.

9.3	Upon termination hereof, Party A and Party B shall continue to observe their respective obligations under Article 6 hereof.
Article 10 Notice
10.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

10.2
Any such notice or other correspondences shall be deemed to have been delivered, if sent by facsimile or telex, when it is sent, and if delivered in person, when it is delivered, and if sent by post, five (5) days after it was posted.

Article 11 Liabilities for Breach of Contract
11.1
The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) substantially violates any of the provisions herein or substantially fails to perform any of the obligations hereunder, such violation or failure shall constitute a default under this Agreement (hereinafter a “Default”), and the non-defaulting Party shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such a reasonable period or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and require it to rectify the Default, then the non-defaulting Party shall have the right to decide: (1) to terminate this Agreement and require the Defaulting Party to make compensation for all damages; or (2) to require the performance by the Defaulting Party of its obligations hereunder compulsorily and demand the Defaulting Party to make compensation for all damages.

11.2	Notwithstanding Article 11.1 above, the Parties agree and confirm that in no circumstances shall Party A terminate this Agreement for whatever cause, unless otherwise required by the Laws or herein.

11.3	Notwithstanding any other provisions herein, the effect of this Article shall not be affected by the termination of this Agreement.

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Article 12 Force Majeure
If, due to earthquake, typhoon, flood, fire, war, computer virus, design defect of instrumental software, internet hacking, change of polices or Laws, and other events of force majeure that are unforeseeable or the consequences of which are unpreventable or unavoidable, the ability of a Party to perform this Agreement is directly affected or it fails to perform this Agreement pursuant to the conditions agreed by the Parties, the Party affected by such an event of force majeure shall notify the other Party immediately of the same by facsimile and, within thirty (30) days after notifying the other Party, provide a detailed account of the event of force majeure and the documentation showing the reasons for its being unable to perform or its delay in the performance of this Agreement. Such documentation shall be issued by a public notary organization in the locality of such event of force majeure. The Parties shall, in accordance with the extent to which the performance of this Agreement is affected by an event of force majeure, decide on whether the performance of part of the obligations hereunder shall be waived or delayed. The Parties shall not be liable for making compensation for any economic loss suffered by them due to the event of force majeure.
Article 13 Miscellaneous
13.1	This Agreement is executed in Chinese in two (2) originals, with one (1) original to be retained by each Party hereto.

13.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the Laws of the PRC.

13.3
Any disputes arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. If the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules of such Commission currently in force at the time when the application for arbitration is made, and the arbitration award shall be final and binding on the Parties.

13.4
None of the rights, powers and remedies granted to any Party by any provisions herein shall preclude any other rights, powers and remedies available to such Party at Laws and under the other provisions of this Agreement, nor shall the exercise by a Party of its rights, powers and remedies preclude any exercise by such Party of its other rights, powers and remedies.

13.5
No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with Laws (hereinafter the “Party’s Rights”) shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights preclude such Party from exercising such rights in any other way and exercising the other Party’s Rights.

13.6	The headings of the provisions herein are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.

13.7
Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become(s) invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8	Any amendments or supplements to this Agreement shall be made in writing, and shall become effective only when duly signed by the Parties to this Agreement.

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13.9	Unless otherwise agreed herein, no Party shall transfer any of its rights and/or obligations hereunder to any third parties without the prior written consent of the other Party.

13.10	This Agreement shall be binding on the legal successors of the Parties.

13.11	The Parties undertake that they will legally declare and pay all taxes on the transactions contemplated under this Agreement, respectively.

13.12
This Agreement is the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous oral and written agreements, contracts, understandings and communications existing between the Parties with respect to such subject matter.

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[Signature Page]
IN WITNESS HEREOF, the Parties have caused this Exclusive Technical Service Agreement to be executed as of the date and in the place first above written.
Party A:
Shanghai Huopu Cloud Computing Terminal Technology Co., Ltd. [Chop affixed]
(Company chop)
Signature: /s/ Han Junping
Name:
Position: Legal Representative
Party B:
The9 Computer Technology Consulting (Shanghai) Co., Ltd. [Chop affixed]
(Company chop)
Signature: /s/ Wang Yong
Name: Wang Yong
Position: Legal Representative

Exclusive Technical Service Agreement – Signature Page